                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THERAPEUTIC ANTIBODIES INC.

                  In accordance with the provisions of Sections 103 and 242 of the Delaware General Corporation Law (the "Act"), Therapeutic Antibodies Inc., a Delaware corporation (the "Corporation"), organized and existing under and by virtue of the provisions of the Act and all amendments thereto, does hereby certify as follows:

                  1. The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore filed, shall, upon the filing and recording of this Certificate of Amendment, be amended as follows:

                           Paragraph THIRD, subsection 4, of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following text is substituted in its place and stead:

                       "4. (a) The Corporation shall have authority, acting by its Board of Directors, to issue not more than forty million (40,000,000) shares of capital stock, consisting of thirty-nine million (39,000,000) shares of common stock, par value one tenth of one cent ($.001) per share ("Common Stock") and one million (1,000,000) shares of preferred stock, par value one cent ($.01) per share ("Preferred Stock").

                           (b) All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

                           (c) Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series."

                  2. Except as otherwise set forth in paragraph 1 above, all other provisions of the Corporation's Amended and Restated Certificate of Incorporation shall remain as set forth in the Amended and Restated Certificate of Incorporation as it now exists.

                  3. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Act.

                  IN WITNESS WHEREOF, Therapeutic Antibodies Inc. has caused this Certificate to be signed by its President and Secretary this 29th day of April, 1998.


                                                THERAPEUTIC ANTIBODIES INC.



                                                By:     /s/ A.J. Kazimi
                                                    -----------------------
                                                     A.J. Kazimi, President

ATTEST:


By:     /s/ Harry G. Browne, M.D.
     --------------------------------
     Harry G. Browne, M.D., Secretary







                                       2